Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Kennedy-Wilson Holdings, Inc.:

We consent to the incorporation by reference in the Registration Statement No. 333-164926 on Form S-3, the Registration Statement No. 333-162116 on Amendment No. 5 to Form S-4, and Registration Statement No. 333-164928 on Form S-8 of Kennedy-Wilson Holdings, Inc. of our report dated March 16, 2010, with respect to the consolidated balance sheets of Kennedy-Wilson Holdings, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive loss, equity, and cash flows for each of the years in the three-year period ended December 31, 2009, which reports appear in the December 31, 2009 Annual Report on Form 10-K of Kennedy-Wilson Holdings, Inc.

Our report indicates that the financial statements of KW Residential, LLC were audited by other auditors and our opinion, insofar as it related to the amounts included in the consolidated financial statements of Kennedy-Wilson Holdings, Inc. for KW Residential, LLC, is based solely on the report of the other auditors.

/s/ KPMG LLP

Los Angeles, California

March 16, 2010